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On August 17, 2006, Laddcap filed a definitive consent solicitation statement with the SEC relating to Laddcap’s proposal to, among other things, remove the current Board of Directors and replace them with Laddcap’s nominees. In response, on August 21, 2006, Delcath filed a definitive consent revocation statement on Form DEFC14A (the “Definitive Consent Revocation Statement”) with the SEC in opposition to Laddcap’s consent solicitation. Delcath shareholders should read the Definitive Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the shareholders’ interests in Laddcap’s consent solicitation.

The Definitive Consent Revocation Statement and other public filings made by Delcath with the SEC are available free of charge at the SEC’s website at www.sec.gov. Delcath also will provide a copy of these materials free of charge upon request to Delcath Systems, Inc., Attention: M.S. Koly, Chief Executive Officer, (203) 323-8668.

Transcript of Delcath Systems, Inc. Town Hall Meeting
September 8, 2006
10:00 a.m. ET

MS Koly: Good morning, ladies and gentlemen. I’m very happy to see all of you here. Some of you attended our annual shareholder’s meeting in June. And I’m glad that you came back a second time. I wish you hadn’t had to do that, but it is what it is.

What I plan to do is to give you an idea of – I’m going to go through the presentation. It’s different than what we had at the annual meeting which you had attended. And the presentation is here for what we have been going through in the last two months. So, bear with us.

And at the end of that, you will have every opportunity to ask any questions that you may have, tough questions and I’m ready to answer them to the best of my knowledge and ability. And if I don’t have the answer we will defer either to our medical director or whomever else it is in the audience that can give you that answer.

All right. Delcath Systems Inc. the future of high dose drug delivery. Let me just make sure that my pointer works.

OK. I have to show you this slide. For the people on the audio, this is the forward-looking statement.

OK. Additional information – I am also required to state that Laddcap Value Partners has filed a definitive consent in August of ‘06. And we have filed a definitive consent revocation. That’s for full disclosure.

All right. What can I say? I appreciate the opportunity that I can present the case of Delcath Systems. Laddcap had a conference call on Wednesday. And I listened to most of it and read the transcript. I did not participate. I did not want to participate in his call and his show.

And what I wanted to say is to talk about the company, what we’re doing, where we’re going. We are continuing to make significant progress toward our goal of developing the first approved repeatable, high-dose organ isolation.

For the people that are here for the first time, this technology is an enabling technology. What it does is relatively simple. It isolates an organ from the rest of the circulation. In this case, we deal with the liver. Mechanically we are isolating the liver through a system of catheters and balloons. Everybody in this room is familiar with the term angioplasty. Catheters and balloons – we have the same technique.

Now instead of going to the heart, we go to the liver and we isolate it. As a result of doing that, once you have isolated the liver, you can deliver very large doses of chemotherapy to the diseased organ of cancer, those that you could never achieve by conventional methods, meaning intravenously. Why? You would kill the patient from side effects in a matter of minutes. If you gave that dose by conventional methods the patient would die in six to eight minutes.

All right. So, I do believe that the current Board and managers is the right group to achieve approval. We have been in the trenches for a long time. And I intend to address why has this taken so long.

You think I am frustrated, I am extremely frustrated and I am asking you and I will be asking you at every slide to not turn over control of Delcath to Laddcap. And let me continue by saying this has nothing to do with a job or protecting my job. This is not an issue. I have made it crystal clear that I will leave if the control is turned over and turnover control of the company. I’m a shareholder like you are and I have a significant stake, as most of you do. So, I want to see this company do well.

All right. Let’s talk about the consent solicitation. Here is our key messages. We are – I don’t like the word I – committed to maximizing the value of Delcath over the short and long term. I have never been more excited or confident about the potential of Delcath. We have a clear and focused strategy to accomplish this. And we believe it will maximize shareholder value.

Just look at the performance of the stock before this whole thing started and look at it today. We believe – I’m a strong believer in the experience and knowledge of the people at Delcath and the relationships that you build over years. You can’t just throw it away and do it again.

For instance, I have known Doctor Alexander for many many years. I have known the NCI and the (inaudible) from the days I was at Becton Dickinson. How long ago was that? Twenty-five years. I was at Becton Dickenson in the 80s.

I do believe that the Laddcap board members and strategic plan would destabilize the Company. And anyone in this room cannot tell me that it would not introduce a substantial and unnecessary risk. We are accountable to you for generating strong and sustainable value.

It’s a well-known fact. Delcath certainty nonetheless. Has delivered superior value to shareholders compared to the company’s peer group and market indices. And I will show you later on in this presentation charts that were not prepared by me or the company.

On the other side Laddcap has been focusing on forcing the sale of Delcath for what would be an inferior value in order to improve the profits of an underperforming hedge fund. And, believe me, I take no pleasure in saying that. And I do hear and recognize and accept the fact that Mr. Ladd says. Oh, but I don’t want to sell the company. What is all this about? Does anyone think for an instant that this company has not been in play for over a year just by the mere fact that we have a hedge fund that has 30, 40 percent of its assets in one company?

There are in this company an aggregate of 50 years of collective experience at Delcath and significant knowledge and experience regarding the company’s operations.

Mr. Ladd himself has told me. And I believe him. He has no discernable experience and expertise in medical devices or in running a public company. And he’s not interested in running a public company. And he has told me that, as I don’t have any expertise in Wall Street. I concede that, he’s absolutely knowledgeable of Wall Street.

We have a clear and focused strategy with defined goals and we intend to have strong sustainable value creation. Regrettably Laddcap’s handpicked slate of directors has dubious qualifications. You don’t have to take my word for it. Read their backgrounds. We did some checking and that is what came out. I would have thought that he would have done the same thing before naming his slated board.

We have been and we will continue to be absolutely committed to maximizing shareholder value. And holding management accountable for executing the plan.

His strategy to gain control of this board has no premium for shareholders. As I told you there is a superficial plan which Ladd has proposed no new ideas. On the contrary, it illustrates a poor understanding of Delcath Systems, with his constant question of why are you pursuing the Phase III with Doxorubicin. I will address that today.

We listen to shareholders. We listen to shareholder’s proposals and we take appropriate action. I am glad to see Mr. Parks here in the audience today, because at the annual meeting he stood up and said, “All right Mr. Koly, we’re going to see if you’re going to follow-up on what you have just committed to us, i.e. hire an investment banker, as the shareholders requested, and 7.4 million shares voting for that. Are you going to be more transparent and communicate better with shareholders? Are you going to add independent outside directors?”

Okay, I submit to you we and I have done all these steps, and on the timetable we put out our first report to the shareholders, as we committed to doing that.

Why do I think Laddcap’s takeover will harm Delcath? Again, experience. Sam, Sam and I have been together for 23, 24 years. From the days that we were venture capitalists when we first funded Delcath as venture capitalists. At the time I did not have any direct involvement with Delcath neither did Sam, except – we put money into the seed and subsequent funds. Tremendous. I became president and CEO out of frustration with this Company in 1998, when the company was running out of money (inaudible).

All right. That’s my background (inaudible).

Let’s look to the other side. Again, I have already spoke about Rob Ladd. Jonathan Foltz, what can I say? I took this fellow in some 16 years ago in the fund, Venkol Ventures. At the time Jonathan couldn’t spell Doxorubicin or had no knowledge of melanoma or cancer of the liver. He has been with me every step of the way. He actually said, MS, I’d like you to put me in one of the portfolio companies I’m tired of being a venture capitalist. And I told him terrific there is Delcath, go.

And then for this to happen after 14, 15 years, what can I say. I am not commenting because regrettably the matter is in court. I can tell you publicly available information. As a result of a court order, Mr. Foltz turned over approximately 25 boxes of files with over 70 pages in each of the boxes. In excess of 50 percent of those pages are Delcath’s or Delcath-related (inaudible).

I submit to those of you in this room that Mr. Foltz should not have page one of Delcath material in his house, page one. And if he was doing work with them, consulting from home at the time that he left, he should have returned all that material to the company. He should not have erased documents from the company’s computer. I am computer illiterate, and anyone that knows me will verify that. And I got somebody in to look at the computer, rendered a report, yes a program had been used to erase the files from the computer.

OK. Again, I don’t want to and I’m not going to comment on each one of the nominees. Please take a minute. Read the slide. I did not generate this report. We had an independent firm and that is what they came up with.

But to have somebody on the board of directors of this company, that was on the audit committee of a public company and then that company has to restate its earnings values from when that person was on the audit committee and for that person to be involved in five, six, seven lawsuits, and the company then files for bankruptcy. You draw your own conclusion.

This is our stock performance. Please look at where the chart started to break. This is before Mr. Ladd bought shares. Because often I hear that the stock’s performance is only due to Mr. Ladd buying shares. Alright, it has nothing to due with the fact obtaining fast-track approval from the FDA, a special protocol assessment, starting Phase III, doing a multi-histology study. None of that, none of that has any effect? It is the fact that in that Mr. Ladd has purchased 2.2 million shares or north of that and continues to do so and I thank him for that. And does that have any effect? Absolutely that has an effect. Great.

Again, I am not a Wall Street person, I am not a hedge fund manager, and I find it very very unusual that a hedge fund would permit so much of its funds to be in one single company. All right, this must be what they really want. But now look at the performance of that fund. A loss in 2004 the Small-Cap 600 and in 2005 and in 2006. When the Laddcap fund started buying shares of Delcath, they were under $3. On many of these shares Laddcap Value has doubled their investment. So despite doubling of the investment in Delcath, look at their performance. What would happen if the Laddcap shares of Delcath had not been included? Again I say protect your investment, don’t let Laddcap create problems for you. Again we are not the momentum player we don’t have to sell our shares, we want to do things right. The fund has to move on that is where it gets its performance; it wants to move onto the next investment.

Let me reemphasize we are listening and responding to you, in response to the shareholder proposal we initiated the following: a search for two new board members, hired a nationally recognized investment bank, Unterberg Towbin. They are here today and can answer questions if you want. We implemented a more robust shareholder communication plan to provide Wall Street more timely updates of our progress through KCSA our PR firm and we have expanded Delcath’s public relations campaign. And we are dedicated to implementing this new strategy.

I’ll tell you something as we had the independent nominating committee interviewing all potential board members and we had some prestigious names and they expressed a great deal of interest, however, they looked at me and said “MS look we don’t mind that there is a disagreement or fight ongoing the but MS you want to elect independent board members in the midst of that, and yet part of the consent for the other side is if they prevail I get to be dumped in two or three weeks. Would I really want to do that, lets wait until this thing is settled and then come back and talk to me.”

So here I am trying to do what I committed to do at the annual meeting and my hands are tied by the consent. The same thing, I want to go present the company to potential investors, funds/mutual funds, and they say lets postpone the meeting for a few weeks because we don’t know what is going to happen and if you come here the first question that we have is where are you, where is this fight going, have you met with Mr. Ladd, can you reach an agreement, can you reach an accommodation.

Ok, here is what Delcath has accomplished. Deep, long-standing relationship with the NCI. Obtained the NCI sponsorship as the lead site for the Melphalan Phase III trial, leveraging the NCI’s decade long experience with high dose drug delivery. They have been studying Melphalan for the past ten to twelve years, and they have a procedure there the one I went through that at the annual meeting, whereby they surgically exposed the liver and isolated the liver in the chest cavity with tourniquets and then bombard the liver with Melphalan. Great results, 62% remission, this is unheard of, oh my god. But a seven-hour surgical procedure, 11 days in the hospital. So the NCI came to us and said, “are you serious, you can isolate the liver without surgery?” That’s how it came about. They were so excited and again I want to repeat what I said at the annual meeting, I prevailed on them after two or three months of begging for them to come with me to the FDA. Again, an unusual step for the NCI, Richard Alexander and Jim Pingpang came with me to the FDA, and they made a passionate speech and compelling argument and finally the top guns at the FDA said alright you convinced us we will grant you fast track. And we went back, and I said this is not enough, we want the FDA special protocol assessment, which is a binding agreement with the FDA if they agree. The FDA does not like to enter in any binding agreement. Honestly, I don’t have to explain it. They want to be able to decide anything that they want, alright. We reviewed the fast track status that they approved in 2005 and we went back and said we also want the SPA and we also obtained that in February of 06. And we solved a major problem in the protocol that hampered us in the Doxorubicin Phase III trial, and that is crossover. Let me explain to you what crossover is. This couldn’t be a double blind study, one patient is hooked up to the apparatus and the other is receiving intravenous, so the FDA said okay this was going to be a randomized study. So we have the control and we want to see the statistical significance of how you are going to do against that control. And the doctors say wait a minute I can see that a man or a woman on the Delcath device improving or the tumor has stabilized, and the person on the control is deteriorating and I have an obligation to save that person. And the FDA said, “No, you leave it there.” Finally the FDA realized, <break> The FDA said alright we will allow you to cross him at disease progression. If you, the principal investigator, have seen that the disease has progressed after a month, you will have the right to cross him over. Tremendous concession, the second big concession was the end point. The end point in the Doxorubicin trial is survival, when a person dies and the other one stays alive, how much longer has that person stayed alive. And now the other concession the FDA has made is that the endpoint is going to be time to progression of the disease. Two huge concessions.

In August 18 we announced the addition of a new site for the Doxorubicin Phase III trial. And we made significant progress in recruiting the University of Maryland, where Dr. Alexander is there after approximately 15 years at the NCI and was the principal investigator of course. Also the NCI has started a multi histology study in three areas and they have recruited the initial patients, in one case as you can see 75% and in the other case 60%.

So progress has been made all the time as we go. Do things go slowly? Absolutely and I will explain to you why they go slowly. The goals and strategy of the company, single minded goal, complete ongoing strategy and studies, that is the goal whether it us or whether its Laddcap or anyone because without the completion of the studies the company will never be able to go on.

Initiate new studies, we want to initiate new studies. We have been talking with the NCI and others about hepatitis trials and Laddcap has made a big thing about this. It is not as easy at it sounds. This is a very difficult hurdle to conquer. I have spoken with several physicians about this. The majority of the physicians said the following, and I am glad to have an MD and an oncologist in the audience that can challenge what I am saying here, and they say, “Hepatitis is a disease that is treated systemically, this means intravenously, pills, shots, and you’re talking about isolating the liver mechanically and doing that, this goes counter to our beliefs.” Well, there are some people that believe yes this can be done. But look at the hurdle you have to first of all cross this wall, they don’t believe that regional chemotherapy is the way to do it. Maybe there is a way to do it systemically and regionally, I don’t know, but that is why it is not as easy as people may think.

Filters, absolutely, we need better filters we need new filters. And there are very very few filter manufacturers in the United States or worldwide even interested in doing this project with us. We have contacted a half a dozen, from large shareholders and from large people that have within the filter business, for instance there is one in Long Island, a very large filter manufacturer and they were not interested. Are we going to give up? Of course not.

Alright, and of course on the non-operational (inaudible) we work with an independent firm.

Okay, the future milestones, I have to sound like a broken record, again, it’s to complete ongoing studies. NCI multi-center decision on Melphalan Phase III trial by September 06, complete Melphalan Phase III trial by the end of 08, and complete Phase IIa Melphalan studies first second quarter of 07.

Let me talk to you a little bit about this, because I read and heard that the Laddcap team stated and promised, and (inaudible), we will add two centers on Melphalan by the end of this year. Fantastic, glad to hear it, music to my ears. Let me give you the facts. The FDA said when they approved the protocol, this is a multi-center study for Melphalan. Let me explain, when you add more sites the better. We went to the NCI to discuss the protocol with the NCI and they said terrific, we usually do not participate in Phase III as we are a research arm of the government, but in this particular case we will participate and if you want us, we will be the lead center. If you want us to be the lead center we have to go to our IRB, internal review board, and the IRB of the NCI must agree that we are the lead center and this becomes a multi-center study under our protocol. The NCI protocol and then we will take this protocol and give it to other centers. Very interesting, so if I now go, MS Koly, omnipotent, I go to Ohio University/ Ohio State, and ask the medical director, “please are you interested in Melphalan Phase III?”. They look at it and say absolutely we are interested and they go ahead, the NCI then says oh you did that, terrific I’m not interested. You did not wait for our IRB approval, you went and did that center, then continue with them and do what you want. Do I want to do that, absolutely not. I need the NCI, I want them to be the lead. They have not, as I am speaking with you today, have not yet approved the multi center trial, it is in front of their IRB and they are looking at it. What does this translate into the NCI has a virtual veto on that. Yes I want to go to others to do it, I know it is in the best interest of the Company and I am just hoping that people will understand that.

Alright, and that will illustrate the Doxorubicin again, I promised I’ll address that (inaudible).

That is the point I wanted to make with this particular slide, the rest you can read it, the timetable and time to commit. The very nice thing, you know we have been invited by Unterberg Towbin, the Company, to attend and make a presentation at their annual meeting in New York in October, end of October 06 and that is very significant.

Again I am repeating here what I am mentioning to you verbally, this is very important. Richard Alexander went on a limb when he said, “I want to lead a pivotal trial that could result in FDA approval.” I repeat the NCI usually seldom participates in pivotal Phase III studies. If it hadn’t been for him I don’t think they would have been a participant.

Okay, this is the famous Dr. Richard Alexander and uh he is now Associate Chair for Clinical Research.

And he was the Head of Surgical Metabolism Section of the National Cancer Institute. He recorded for us a three-minute tape, as he couldn’t be here. I would just like you to listen to this three minutes of audio. Please Garth. “inaudible”

Dr. Alexander quote playing

Garth Russell: We will make this available on the website.

Uh, obviously we are having some difficulty with that. So lets move on. In essence what he was saying was that the Delcath system has delivered a similar result if not better than the surgical procedure that he has been performing for many years at the NCI and he was very excited to work with Delcath and had good results and so on and so forth. Alright next.

Laddcap’s success I think will be to Delcath’s detriment. And uh, Richard Alexander wrote to me on August 11th a long letter, unsolicited, and I said fine thank you and I did not do anything with it. Then a member of Laddcap’s team made an announcement that he had taken it upon himself to contact Dr. Alexander and had a very interesting conversation with Dr. Alexander in which he implied support and so on and so forth.

So I called Richard Alexander, and said “did you have that conversation?” and he said, “yes but here is how the conversation went”, I said “alright, I never did anything with your letter. In view of that do you mind if I quote one or two paragraphs from your letter?” And he said, “alright MS go ahead:” I obtained his permission and I put two or three quotes. After that we were inundated by calls, we want to see the whole letter, we want to see what he says in the two pages of that letter. And I said, “I do not have permission to release his letter.” And they replied, oh, we are going to call the University of Maryland.

The University of Maryland was flooded with calls from the Laddcap camp demanding the letter and the University of Maryland said, beg your pardon, we checked with Dr. Alexander and he does not authorize the release of the letter. Now here is the author of the letter.

Now, he (“Dr. Alexander”) calls me, what is this, all these calls. And the rudeness created a tremendous turnoff when these people he doesn’t know, shareholders, call the University of Maryland and demand release of the letter. What is this? And so that was the result.

Okay, here is the situation ongoing Phase III trial with Melphalan and Doxorubicin. Start date, start date. Controlling entity is the NCI, controlling entity is Delcath. The indication is the same, the number of patients on the Doxorubicin is the higher criteria, 30 more patients are required. The inclusion criteria are the same. The end point, there is the significance, time to progression compared to survival at any given period. And the control arm, the principal investigator picks the best alternative therapy that he can possibly give a patient and crossover is allowed, in the Doxorubicin there its only one drug, Dacarbazine, and no crossover allowed. And fast-track was granted and SPA on the Melphalan. A new site was added on this study (“Doxorubicin”).

This is a chart that shows you the development of the pipeline that we have, and I will give you a few seconds to take a look at it and see how we see the development of the Melphalan, the Doxorubicin, and the Neuroendocrine and adenocarcinoma in Phase II that are being studied at the NCI.

Is this etched in stone? Absolutely not, I am dealing with the NCI, I am dealing with the FDA, I am dealing with patient recruitment. This is our best estimates, and we believe it will happen.

Alright, conclusion. What happens from this point on is entirely up to you. You are the shareholders; you are the owners of this company. If you want the Laddcap board, it is your decision. If you want to change the management, it is your decision. I have already told you that this is not about a job. I have been in this for many many years. I have the same vested interests as a shareholder, and as a large shareholder that controls a lot of votes, I am aligned with you. And therefore, I don’t want to see this company go belly up. And not succeed. And not get this product approved. If you the shareholders feel you and this company can be better served with a 100% change of the entire board, not one or two members, of the entire management, and you feel that this is the way to run a railroad so to speak, hey you have the blue card and you have the gold card.

These three things, we have not been approached by a single company in a year, year and a half for either a merger or an acquisition, despite the fact that Laddcap has been an investor for over a year and a half. Before 8-1-06, his only strategic request: engage an investment bank and we did. And as I said, they are here in the room, you can talk to them.

There was a valuation that was bandied around, a valuation from a company which closed its investment banking business prior to issuing its opinion. Wow, we do not agree with the figure they have submitted. Compared to today’s price somebody could argue with me that’s a pretty good price today.

That last statement, despite everything that we have done, despite listening to shareholders at the annual meeting, nothing surfaced, we did what was required by the shareholders. And Laddcap will accept nothing less than a complete take over. Their strategy unfortunately shows a lack of understanding of Melphalan. And I mention that you please read the facts.

Number two, supporting resources to the Phase III trial with Doxorubicin? Doxorubicin does not conflict with the Melphalan trials, it does not steal the same patients / candidates from Melphalan, and I am going to explain that in more detail. The first Phase III approved by the FDA was Doxorubicin, based on very favorable results from the Phase I and Phase II, otherwise the FDA would not have given us a Phase III approval.

A filter manufacturer, we have been talking to filter manufacturers for many many months. And we have already had a change in manufacturer when Asahi, a Japanese manufacturer of filters, stopped supplying filters to us.

Hepatitis I have explained to you the difficulty here. I don’t believe that the nominees proposed have a sufficient and deep understanding of Delcath, how could they? I mean in three months, you want to duplicate knowledge of several years?

This is a chart that was submitted to us by Unterberg Towbin. It is not developed or done by us. Let me take you through it give you (inaudible) as it took me awhile to follow it myself. So, median revenues. Companies with no revenues, there was only one single transaction in ten years, that sold for $17 million dollars. I mean to me that seems unreal. Okay, moving right along, for companies that had revenue in the $10-50 million range, revenues!! The median selling price was $48 million, and incidentally this is the number of transactions in red. Not until you get to the $50 - $100 million-dollar range does the median price become of some significance.

It is highly unlikely that potential acquirors would be interested in Delcath today. Let me tell you why, we are subject to Phase III and we are subject to FDA approval. Anything can go wrong. Has the risk decreased, of course, fast track, SPA, Phase III pivotal study at the NCI. But could something still go wrong? Absolutely, if the NCI coughs on our study, Delcath gets pneumonia. I mean this is how serious it can be. Therefore, people say wait a minute; I don’t want to take that chance. Let them get the approval, then we will pay whatever the present price is. I have had this very conversation with Johnson and Johnson, any more prestigious than that? And Johnson and Johnson was an investor in Delcath, before we went public. Ok.

So this is the situation now, development stage medical device companies have a median valuation of about $70 million. As of yesterday, as of the closing price we are about in the ballpark. As of a month ago we were closer to $100 million. But look early stage commercial medical device companies, as soon as they get approval, look at this look at this jump, the tremendous jump when you get approval.

Again those are not Delcath’s charts, this is the source. Final Slide. Again, do not mail that blue card.

We are committed to continuing to execute Delcath’s growth strategy.

We have an experienced board and knowledgeable management team. Does the Board change as you change stages and the company comes closer to marketing approval? Of course, there is no debate or disagreement on that.

Two additional independent directors. We met with Ladd and we agreed.

And finally, and again I go back to the slate, and do you want to introduce this undue risk to your company, to your company, not my company. I am shareholder like you are.

Thank you for your patience and listening to me. The floor is yours.

Can you please identify yourself sir.

Dennis Miko: My name is Dennis Miko and I am a shareholder. Really good presentation. My objective for this investment is for long term and reach approval. And I understand that once approval has occurred that is when the value of the company comes out. Short term I would not be interested in a sale because I would be selling out cheap and I am here because I do not want the company to be sold, I want to be here until we finish Phase III. I do have some limited experience in other development stage companies

MS Koly: Then you know the drill.

Dennis Miko: Yes, I understand how important fast track status is and SPA. (inaudible) and everything you have going for you and I understand the fast track, I mean FDA approval is a long drawn out and frustrating procedure. And I am happy so far, of course what is going on now with the current Laddcap group and so forth, has had that negative effect. And of course my blue card is in the recycling bin.

MS Koly: Thank you for your participation sir, I have never met you before and I am glad you took the time to come here. Yes, ma’am.

Mrs. Johnson: I am a shareholder; my only question is about the blue card. When I first received it I was going to send it back mentioning withhold the consent do not approve. Because I am afraid that if I do not send back the blue card at all can it count this abstention as a vote for Ladd?

MS Koly: I am glad you asked that question.

Mrs. Johnson: And I haven’t mailed in my blue card, I wanted to ask you what you think.

MS Koly: I would like to explain and please if I am not very clear, ask me until you are satisfied that I have answered your question. A consent is somewhat different than when you vote in an annual vote for or against. A consent is a request by a shareholder, in this case Laddcap, for votes to accumulate enough votes to accomplish his/her stated goals. So if you do not send your blue card that is in essence tantamount as if you were voting against. If you don’t send it, why, because he needs to have his cards to achieve his goals. If he doesn’t have your blue card, he doesn’t have it. The gold card is in the event that you sent the blue card, meaning a vote for Ladd, and then you decide you want to change your mind, the gold card allows you to revoke that means to cancel your vote on the blue card. Have I answered your questions?

Mrs. Johnson: Yes thank you.

MS Koly: If you do not agree with the change do not send the blue card. Thank you. Yes. Can you help the lady lower the microphone?

Rita: Hi I am Rita, and I am a shareholder. I want to tell you that every couple of days I get another blue card, I have yet to get a gold card. So if I wanted to cancel the blue one I wouldn’t be able to because they don’t send me a gold card. I have called Ameritrade; there were two calls, they said they would get me a gold card.

MS Koly: I am glad you said that, because I have a representative here in the room from the firm of Mackenzie and I am going to ask them right now to see why, and Lex or Mark would you put in this lady’s hand a gold card?

Rita: Wait a minute, if nobody gets the gold card, it didn’t come in the mail, then how are we going to revoke the blue card its impossible.

MS Koly: Ma’am, you are absolutely correct. And I am standing here right now in front of you really with no explanation as to why you did not receive a gold card, because just as you received a blue card, or numerous blue cards you should have been receiving a gold card from the company. Because you are a shareholder

Rita: I am a shareholder

MS Koly: I believe you.

Rita: Anybody else who was expecting it in the mail from the proxy or Ameritrade never got it. So I don’t know how you stand about revoking the blue without having the gold.

Scott Kislin: M.S., I just wanted to say that there is a phone number on all the mailings that we have been sending out and in the future if anyone has that problem they could call MacKenzie. Otherwise if you go to the Delcath website the phone number is on that website as well and they could call MacKenzie and they would be happy to send you a card.

MS Koly: Mark or Lex, I don’t want to put this lady through anymore stress, you promise me you’re going to take care of this lady, thank you.

Jonathan Parks: Thank you for your time and a very good presentation, and I am Jonathan Parks, I am a shareholder. Just one more point of clarification, if you don’t send in any card at all that counts as a vote for management. That is the way I understand it, is that correct?

MS Koly: That is correct!

Jonathan Parks: Blue card, Gold card, don’t do anything that’s a vote for current management.

MS Koly: Essentially, because that deprives the other side of a yes vote, you don’t have to send in a gold card to just support the management.

Jonathan Parks: Yes it is a little bit confusing. Anyway, here is my question. I listened to the Laddcap conference call a couple of days ago and one of the questions that was asked, it was not asked by me, but someone asked, of Rob Ladd, what his estimate of the cost for what he is doing right now would be and also how it would be paid for. And his response was that I think he said it was currently about $200,000 and that if he wins the war that he would ask the board. Obviously which would be his board at that point to reimburse Laddcap for that money.

MS Koly: That is correct and he as made a filing to that effect.

Jonathan Parks: Yes, so right there we are talking a minimum of $200,000 perhaps more. But my question is as follows, obviously this has been costly in terms of dollars and management time at Delcath, and what I would like to know from you MS is, I am just curious and I am sure a lot of others are, what percentage of your time over the last four or five months or however long this has been going on, has been devoted to this war rather than to the business at hand which is obviously getting this drug delivery system moving. And also if you could give us an estimate of how much money this has cost you in terms of legal fees, and renting rooms in hotels and etcetera? And I am going to make the question even more complicated lets say its $200,000 or more for Laddcap and lets say it is at least that much for you guys, forget the management time, where is that money going to come from long-term? Does this mean Delcath is going to have to go out and seek more money if indeed Laddcap wins, or even if he doesn’t win, there is an inherent cost that is currently not in view. It is a long-winded question and I apologize, but I would love to hear your response.

MS Koly: Jonathan, thank you very much for your question. And I will go through it in detail to the best of my knowledge and ability without divulging any inside information. Regrettably the overwhelmingly majority of my time over the last few weeks, months has been devoted to this unfortunate situation. I have been (inaudible) for days with calls from shareholders and attorneys, from our auditors and obviously from my Board of Directors, and from the employees “MS, what is happening, am I going to have a job?” “Of course you are going to have a job.” You know we have all these issues, sit down with us, it has consumed my time as well as my own time. The last two nights I left the city with our counsel at 10:15 p.m. and I left my house at a quarter to seven in the morning (6:45 a.m.). Last night I arrived home at 11 p.m. and I left my house at 7:30 a.m. Unfortunately Jonathan it was not on direct Delcath work. That is talking to the NCI or talking to a principal investigator or talking with my medical representative or what not. And I don’t intend to continue like that regardless of the outcome and fortunately the deadline is approaching very quickly.

The costs, I am sure that the other side has spent considerably more than $200,000. Because we have spent north of half a million dollars. It is insane! Now, where the hell is this money coming from? Obviously it is coming from the cash that Delcath has raised painfully through selling equity through pipe transactions in 2005, for which I caught a lot of flack. And to answer you further your question, how’s this going to affect us, is this going to affect us now, right away? No. We have, fortunately Jonathan, enough resources and yes it has put a dent in our cash reserves, the result of which is that we may be forced to raise money at one point sooner than we expected. That doesn’t mean now, I don’t anticipate in 2007, but of course if you have $500,000 or $700,000 less than what you had before it has to be replenished and it hasn’t been spent on the clinical studies. Have I answered your question?

Jonathan: Yes you have, thank you.

Terry Reynolds: I am Terry Reynolds, I am a shareholder. From everything I can see the Laddcap people have suggested Jonathan Foltz is their answer to run the company, and I realize Robert Ladd has no experience doing that. Are you at liberty to tell us what happened in the departure of Foltz from Delcath?

MS Koly: Yes, I can tell you what is in public record.

Terry Reynolds: Also, what his qualifications are?

MS Koly: Yes, I will absolutely do that. There came a time that I needed full-time help and assistance. Jonathan Foltz has been associated with me one way or another for the past 14 - 15 years. And at one time he was a full-time employee of Delcath and he became a consultant, three days a week. So I approached Mr. Foltz and I said to him, “I’m in need of a full-time person and you are my number one candidate, please take three or four days and come back to me and tell me if you are willing to do that, because I know you have certain other projects and clients, just tell me what you want to do.” A few days later I called him back in and said, “Well, Jonathan.” and he said, “To make a long story short, I made up my mind, I do not want a full-time position.” Unlike what he said verbally that I fired him. Because in his signed affidavit, he did not misrepresent, he said exactly what I just told you, in a signed affidavit. So I said to him, “Too bad, but I am going to be looking for somebody. You’re not going to leave?” and he said, “No, I’m going to wait until there is a replacement.” And he repeated this conversation to another individual who is here with us. And I said, “Even when I get another individual, you will help me write a job description.” And he said, “Yes, of course, I will always be available and I can always be called.”

As for the qualifications of Mr. Foltz, I worked with him for 15 years, I should know something about that. Mr. Foltz is a very intelligent individual. Mr. Foltz discharges a project when he is given that. He pursues it, he brings it to a conclusion and he does it. Has Mr. Foltz ever been the President or General Manager or a number one individual for either a private company or a publicly traded company or a multi billion-dollar company such as Becton Dickinson? The answer is no. Has he exhibited to me leadership? Sure you give him a project he does it. But do I think he is the best-qualified individual to run Delcath? My answer is no. Have I answered your question sir?

Terry Reynolds: Yeah, you mentioned the Unterberg Towbin life sciences conference your going to attend.

MS Koly: Yes.

Terry Reynolds: Do you have any other life sciences conferences that you are trying to get into?

MS Koly: I would very much like to participate in other conferences, but at the present time we have not been invited to any other conference except this one. We did, you may or may not recall, a few months ago present at Brean Murray, and that was also by invitation.

Terry Reynolds: You mentioned that Dr. Alexander was turned off by all the shareholders calling.

MS Koly: You can imagine why? Yes.

Terry Reynolds: Was that enough to get him to withhold release of the entire letter, or was there something in the letter he didn’t want us to read?

MS Koly: No, again, as a courtesy, this was an unsolicited letter from him to me, which I never intended to do anything with until Mr. Foltz put out that letter that he had spoken to him (“Alexander”) and so forth. I cannot release it without his permission. This is a fact, he was called directly and through his communication department at the University of Maryland and he said no, the author said no. I am going to do it on my own, or even piss him off. That would be crazy, I cannot release it. And there is nothing, what I can tell you, is that there is nothing in that letter other than what you saw, which was he is supporting us, was disappointed and doesn’t want to see a change and he recant the history that we have had together and when he said to me, “MS you must come with me to the FDA (inaudible),” and when he said I can’t go and I said please go to your IRB, and you know he recant the history, you know, and why am I (“Dr. Alexander”) writing this letter.

Terry Reynolds: I just think the quotes and the good will shown in the release, are off-set by him withholding it because the Laddcap people would naturally think he is trying to withhold something.

MS Koly: Yes they are trying to find maybe an offsetting quote and what not. I can assure you, you may or may not take my word for it, but there are no offsetting quotes in his letter.

Terry Reynolds: By the way, when are all the tallies?

MS Koly: Pardon me sir.

Terry Reynolds: What is the date that will post the tallies?

MS Koly: Okay, in a consent, once again I am not a lawyer and I don’t pretend to know all the answers, when you have a solicitation of a consent. You have 60 days from the day you first file your consent to achieve your goal. Alright, and the 60 days started on July 27, 2006. The regulation is that at any point during the 60 days that you achieve your goal. Lets say your goal is to get 9.9 million shares, at any time that you achieve 9.9 million shares and you can show it, you’ve won. You achieved your goal. However, the maximum allowed time is 60 days from July 27. If on the 60th day you have not achieved your goal. it’s all over.

Terry Reynolds: What if you achieve it on the 61st day?

MS Koly: No, 62 days, that is too bad. Now, with everything that is going on. Suits flying right and left, the judge in New York has imposed a restriction, a TRO, a temporary restraining order. And that restriction states the following. That not withstanding the fact that you accumulated the votes, as long as this TRO is in effect, you cannot use the results of that vote to take over. Let’s say for instance you do achieve, before the 60 days, 9.9 or 10 million shares. You can’t just say ah, I have won because of the restraining order. If there was no restraining order then you could. And lastly, on the 18th of September, there is a hearing in New York, and at that point the judge may lift the restraining order or continue the restraining order. Right now the restraining order is going through the 25th. But there is a hearing on the 18th and it could be lifted.

Terry Reynolds: So in any case I talk with people about going onto boards all the time.

MS Koly: Of course.

Terry Reynolds: And I certainly understand why your nominees and the people you’re talking to would not want to come in only to be turned out after just a couple of weeks. But are you at a point with them where they would allow you to make an announcement that they are being considered for the Board? Because you have enough time in the next few weeks to get those people to send in their gold card if they have decided to revoke their blue.

MS Koly: Yes, yes.

Terry Reynolds: Is there any chance of that happening?

MS Koly: Let me tell you something. First of all this is an excellent suggestion, to be perfectly honest I have not thought of it. But the TRO litigation, I will have to check it with somebody if that is permissible am I going to be doing something contrary to SEC regulations or NASDAQ, and then get the approval of the person in charge. But I think it is an excellent situation and if this thing gets settled, XYZ, and if this conference call and presentation, and they have agreed to join our Board, then excellent. A very good suggestion, thank you.

Terry Reynolds: Well in fact look at proxy statements where the nominees are put in the proxy statements a few months ahead of the actual vote.

MS Koly: Absolutely, yes

Terry Reynolds: So I don’t know.

MS Koly: In the normal situation, but when there is a stated goal that I can kick you out in two weeks and I haven’t even done anything, you know, I have not even been on the board and can be kicked out. Do I really want that to be on my record? Okay, thank you very much.

Terry Reynolds: Thank you.

Tom Hamlin: I’m Tom Hamlin, a shareholder. I’m afraid I was unable to attend the annual meeting and I would just like to ask a couple of business questions because I have heard enough about the war. You mentioned in the opening that this is a rather simple technology and even characterized it as a catheter and balloons. And I am wondering both over the near-term and over the long-term how Delcath will be able to protect itself from copying or near copying technology lets say by very large companies such as Johnson & Johnson that might be interested in the technology.

MS Koly: Or Boston Scientific.

Tom Hamlin: Yes sir.

MS Koly: Okay, excellent question. And incidentally, I am elated that we are talking about the business, and what Delcath is really about. Delcath is protected by twelve patents that have issued. The patents cover a lot of ink a lot of area, and seven of these patents are in the United States, one or possibly two now in the Common Market, one in Japan and one in Canada, so you can see the breadth of the patents. And they cover a variety of elements, from the invention itself, which is called DBC, double balloon catheter, to the entire kit, to something called an introducer, which is a needle and it is used to pierce the groin, so you can see various different patents. Also, very important, there is a method patent that has been issued, which is very key because if you own the method, alright, it is for the way of going through the groin into the inferior vena cava and so on. It is very very hard to get around that, because this is the way. Having said all that can someone such as Boston Scientific, or Medtronics, Becton Dickinson, work on a catheter or better mouse trap? Of course they may, and being a cynic, I have always maintained that patents are only as good, until they are challenged in court and they prevail. Alright? So you tell me they are challenged in court, what happens then? The protection of this company, in my opinion, is the lag of the clinical studies. This company is subject to a PMA that’s the FDA, a pre-marketing approval. The PMA for devices is similar to an NDA and I am sure you’ve heard of that, it’s for drugs, a new drug application. Alright? Anyone that wants to have a catheter like ours must start at ground zero, Phase I, with their own catheter. Not even Phase I, even before Phase I, animal studies, to see the compatibility of the blood to the material that they’re using. And I submit to you that I have a minimum of four or five years head start on them until they finish animal, Phase I, Phase II, and even Phase III and catch up. And that is in my opinion the real protection of this company.

Tom Hamlin: Thank you. Another question, you mentioned the need to improve the filter technology and the fact that a number of manufacturers were unwilling or unable to provide that to you. Can you explain to me why there is a disinterest on their part?

MS Koly: What we have heard I can boil it down to two main reasons. One we don’t deal with blood being purified by our filter and going back into the human system, too much liability, and we don’t want to do that. And two, the market is relatively small, we have approached somebody, we have even approached people that do filters for automobiles, it’s a filter. And they said what are you talking about, how many patients. And whatever, it’s to small for the amount of money and research that somebody would have to commit to do that. And those would be the primary two reasons that we have, and there are some others that are much more scale, and they have expressed some interest. Yes, if you fund the research, we meaning Delcath, okay, yes we will then because now you’ve shifted the risk away from us and if we are indemnified, then no problem, you own the technology after that.

Alright, thank you for this question. Todd

Todd Fromer: Okay, we have some questions that have been submitted by email to us. I am going to read them aloud and have you address them. The first question we have here is from David Wiebenson. The question is, Enrollment in Delcath clinical trials can be counted on one hand. How can the product ever be FDA approved at this rate, and doesn’t this rate forecast a small market for the product?

MS Koly: Okay, thanks Todd. He is right, the enrollment has been relatively slow. I am going to read you in fact the….

Dr. Fein: M.S., let me try to respond. I don’t think its that….

MS Koly: Thank you. Dr Fein is the medical director

Unidentified Male: Dr. Fein can you step up to the microphone? That would be great.

Dr. Fein: I don’t think it is entirely correct that the Melphalan can be counted on one hand. The Phase I Melphalan study at the NCI enrolled 35 patients, the current multi-histology Phase II study which is still actively enrolling at the NCI has enrolled approximately 25 patients and the Phase III Melphalan study which is a more recent initiation, has enrolled approximately 8 or 9 patients. And with the addition of new centers, subject to NCI approval, the NCI has committed to actively work with Delcath to achieve recruitment and enrollment of additional study centers and the University of Maryland is the first. We do anticipate that the rate of patient accrual in the Phase III Melphalan study will dramatically increase starting with the addition of these new sites.

MS Koly: Seymour can I impose on you to one more (inaudible), because I promised and I committed to this audience and the webcast that I would address Phase III Doxorubicin and why the Phase III Doxorubicin is so important to Delcath, and will not take away patients that could be candidates for the Melphalan even though they have the same condition, melanoma metastasis to the liver. And why adding a center, cancer center, or other partners we are considering, is not impeding and impinging on the NCI, could you address that please?

Dr. Fein: I’d be happy to. The first reason is that the universe of study centers and potential study centers that Delcath would be able to work with on the Phase III Melphalan study is subject to those study centers that NCI already had an active research relationship with and in many cases has graduates to the NCI training program or senior research medical physicians at those study centers, and while that is not a handful of study centers it is a limited number relative to the overall universe of medical centers, comprehensive cancer care centers in the United States. So those are the centers working with NCI to recruit, that we will be focusing on as the Phase III Melphalan study. The Phase III Doxorubicin study will avoid those centers and go exclusively to other centers such as the one in Texas, which are not even potential candidate study centers for the Phase III Melphalan.

MS Koly: Not even remotely…

Dr. Fein: And would have virtually no potential for cannibalizing the patients. The other value, although, it is fair to say at this point the Phase III Melphalan study is further along and may reach the finish line first, the Doxorubicin Phase III study continues to add value because it is building a second trust, with a second set of doctors and patients and increases the chances of ultimately showing everybody, and in addition every time the Delcath system is used for a procedure it increases the safety database, and the more it goes up in the safety database the better chance Delcath manages to obtain FDA approval.

MS Koly: Thank you very much Seymour, and you know that we have discussed this, you and I have discussed, that if the Doxorubicin starts proceeding again and we have enough patients that we treated and respond. We could go back to the FDA and say, “we request an amendment to that Phase III to conform with the Phase III that you already approved for Melphalan.” i.e. change the criteria from survival to time of progression and allow crossover, which will make this protocol much easier. That will, we plan to do that in due course, whether we get approval or not, correct??

Dr. Fein: That is correct, that is a possibility and a reasonable prospect. The first essential element though is to recruit new centers in the U.S. and start patient enrollment under the existing protocol, at which time given the track record of the new personnel we are dealing with that are physicians of oncological products at the FDA, it would be a reasonable prospect they would allow this study to be amended to make it more compatible with the Melphalan study and have time to progression and (inaudible) endpoint.

MS Koly: Thank you very much. Todd.....

Todd Fromer: Thank you, Dr. Fein. I have a couple of repeat questions regarding the enrollment status of the Phase III Melphalan trials, so I am going to skip over those because I think those have been answered. And move to the next question, which is from James Jacob a shareholder of Delcath. Why should I now believe that you will be doing something different in the future to maximize shareholder value and do you feel that you have made mistakes in the past with regards to communications with shareholders and the ‘street’?

MS Koly: As I stated earlier, we have taken concrete steps, and that’s a fact, in communicating with the shareholders. We have taken major steps in hiring Unterberg Towbin, a nationally recognized firm. We are putting all our efforts towards being responsive to the shareholders. And we are making progress, that’s a fact, more patients are being recruited; we want the IRB at the NCI to agree to the multi center study. Once they do that, the University of Maryland will be able to jump in right away and they are ready to do that, and Dr. Pingpang and the NCI will be able to send the protocol to the (inaudible) of institutions which Dr. Fein alluded to, all of a sudden we would be in a watershed and more centers more patients and just like on the phone call more physicians and patients will know that there is a Phase III study ongoing to recruit. And again it’s hard to advertise something without the blessing of the NCI. I am sure after you have heard today that you realize the underlying clout that they have and they are independent and they are government employees so they aren’t going to lose their jobs or whatever. You don’t want to play by our rules? You’re out.

Todd Fromer: Okay, next question is coming from Jennifer Grant a shareholder. Please explain why Laddcap sent a letter saying Delcath monies were being used for executives’ personal lawsuits against an automobile club? Has anyone investigated this accusation?

MS Koly: Excellent question, that’s something that has become a little bit of a sideshow. I am going to try and summarize this in as few words as I possibly can. I’m a car club, I belong to a car club and a member of the Board of Delcath performed some work at this car club and was paid by the car club $9 grand, wonderful. I did not know that he was performing work for the car club and I did not know how much he got paid. Next, there is a vote to pay by the Board of Directors of the car club, and the Board of Directors, twenty-two members, vote for him to be paid, great. This lady writes a letter to the Board and it says, and it hurts to read these charges, that I personally had something to do with the payments and that as a result of that after he got paid he took this money, $9 grand, bought stock in Delcath, tremendous, as if only we were this sophisticated, who got this money? Delcath? MS Koly? Or a shareholder at large that sold his shares? Okay, so he bought the shares and then as a result, and I thought oh, he went and influenced the Board of Directors of Delcath, to alter my salary, meaning to improve my salary, give me a raise or whatnot. Wow, now the Board of Directors is, you know, defamed in that the Board of Directors participates in a scheme like this! This is a publicly traded company, you get something like this and wonder if this company is really for real, they do something like that? So rightly so the Company said, a Board member and the Board of Directors has been wrongly defamed, how can we just stay pat and not do anything? And we brought a suit and had nothing to do with personal. I don’t give a hoot, but I give a hoot about Delcath and the reputation of this Board. Now, in the deposition our able attorney showed this person, said look at this check. Is this Mr. Koly’s name on it?

No. Alright, look at these documents, did you see him influencing the payment of the Board? No. Then why did you do that? Well the appearance, they are interlocking directors. Oh, alright. So obvious she didn’t even know the definition of interlocking directors, because an interlocking director can only be interlocking if the two companies have a joint business or something. That’s the beginning and end of it. The amount is relatively immaterial and is it paid? It’s absolutely paid. Now let me tell you something, when Mr Ladd and I had several conversations, friendly conversations, after the annual meeting. And I thought, and you can call me naive, that I had an understanding with Mr. Ladd. He dropped the suit against the company and us, in Delaware. He called me before making press releases; I shared with him our potential press releases. I instructed our lawyer to drop the suit in Connecticut and we went and we asked for the suit to be dismissed. Two things happened one being the suit was dismissed. And the other side objected, I never in all my years of business when you go in to drop a suit and the other side says no, we don’t want you to drop the suit. And I dropped the suit it’s over, it’s public information, you can check it. And everything was okay and I indicated to him that here are candidates I want to consider and will check their background and this and that. And two things happened one, we received a letter, the company received a letter through Mr. Ladd’s attorney, please ask MS not to send me anything anymore. Alright, I won’t do it Rob, I was doing this as a friendly gesture, you told me to do that. And then the next day he filed his consent, Jonathan Foltz resigned by fax at 11 o’clock, twelve o’clock, when I wasn’t even in the office. And that same afternoon he appears on the slate of potential board members. I said really?

So to me, as stupid and naïve, its like you say your going to buy my house and want that big chandelier as part of the price. Then we finally agree on the price and then two weeks later he says, no, I don’t want to pay that price for the house and we don’t have a definitive contract, lets renegotiate. So we start talking and renegotiating and he says alright, but I say the chandelier is no longer there. He says, what do you mean you agreed? Yeah, I agreed, you decided not to buy the house at that price, you broke the agreement, everything now is back on the table. Okay?

So I contacted our attorney our attorney said you dropped the suit in Connecticut but you have one year before the statute of limitations ends. Unless you write a letter to Georgia, where this member is, to preserve your right you’re going to lose it. I said fine, preserve our right, send the letter. And that is the beginning and end of it all. Those are all the facts and everything I said can be verified.

And do I want this to go away? Yes. Do I want this situation with Ladd to go away? Yes. Do I want him to end this madness? Yes. Am I willing to come to a reasonable agreement? Unequivocally, I’ve said this in public quite a while ago.

Todd Fromer: That is it for the questions that have been submitted by email. What I want to let everyone know is that there has been a little trouble with some of the audio and webcast, but we are going to make a transcription available of this webcast for investors to be able to review. I figure that since everyone here is paying attention it is important to share that we received a lot of phone calls at KCSA from investors that are suggesting that Delcath’s litigations are standing in the way of shareholder democracy and I know that you have strong opinions about that. So I wanted you to address that, I think it is an important point and many of the callers we get would like to hear it.

MS Koly: Well the litigation is a painful situation for everybody. And the other side has accused Delcath that the litigation was, with no other purpose than an act of desperation. I am quoting directly from something they said. No other reason than to impede the vote of the shareholders. There is nothing further from the truth than that. Why? Because, number one this does not impede the vote, you can vote and vote anyway that you want to. And it is all designed that the shareholders have to be informed and not misled or not misrepresented. And I would like to read you something from the transcript of the judge. Those are not my words. Quote, the plaintiffs, the plaintiffs are Delcath, have demonstrated irreparable injury in demonstrating that the shareholders are deprived of their statutory rights to receive accurate information and to be free from deceptive information bearing on their investment and voting decision. This is the judge speaking. And as I will get to, I will discuss the facts on which I base the findings but it certainly demonstrates irreparable injury. Those are not my words. This is what a judge, an independent court, said to Laddcap. You have misrepresented, you did not disclose the background of all the nominees that you have. Delcath had to go and dig and find out, you did not disclose that you were in a dialog with Mr. Foltz prior to him leaving the company and when he turned over documents, emails surfaced and financial arrangements, what is going on? So that’s

Scott Kislin: I wouldn’t be a good lawyer if I didn’t point out that this was just a preliminary hearing, and the judge did in fact state that we had a likelihood of proving our case but at this point in the process we are not required to make our full case and the case will be made at the next stage, which is a hearing on the 18th, where we will seek a preliminary injunction. The judge had found that on the record all the allegations we made were not refuted by Ladd and now Ladd will have a chance to do that. Thanks.

MS Koly: You see what I mean? You have to be a (inaudible).

Pat Pellodino: Hi, my name is Pat Pellodino, I am a shareholder. One question I had. Laddcap owns about 11 percent of the Company’s outstanding securities,

MS Koly: That is correct

Pat Pellodino: Who is number two and three? And have you had any dialog with the second and third?

MS Koly: If your question is and I need to clarify this, if your question is in terms of voting power.

Pat Pellodino: Yes,

MS Koly: And standing power, in other words the person that has the authority to vote and to sell, then it would be me, through the Venkol Trust. Between the Trust and my direct ownership I have in excess of a million shares.

Pat Pellodino: Okay, and now after you?

MS Koly: After me it would be, at least two institutions that I know of in the range of 500 – 600 thousand shares, and then possibly one or two individuals in the range of 500 – 700 thousand shares. And have I talked to all of them? The answer is yes.

Pat Pellodino: Did they have any opinions?

MS Koly: Pardon?

Pat Pellodino: Did they have any other opinions?

MS Koly: Obviously, they are not going to tell me how they intend to vote. But I have discussed with them and have a meeting with ISS – for people that are in the field, they know that ISS is a company that makes recommendations to (inaudible) institutions and they have a lot of influence. And many big institutions wait for the ISS to opine and give their acceptance before they cast their vote.

Pat Pellodino: Thanks.

MS Koly: Yes miss?

Colleen: My name is Colleen, I am a shareholder. I just had a quick question, more in regards to the business of the company. Is there any possibility that if you don’t get the filter problem resolved it could delay any of the clinical trials?

MS Koly: No, again, I love the questions that have to do with the business. The agreement and arrangement that a company has with the FDA, particularly when it comes to human trials. Alright, the rule is you can’t make any changes. During the trials, you make a change and you gotta start from the beginning. However, they do recognize, for instance let’s say with production of a filter, that a filter manufacturer can go out of business, you know, can have a fire at the plant, you know, anything where they are no longer survive. So the rule is that you have to show the FDA and satisfy with them what you are bringing to the table is equivalent, in other words that it is going to perform essentially the same way as the existing, in our case filter. If the extraction varies by one percent one way or the other that’s okay. But you have to show equivalence and it has to be shown by an independent body, that takes the existing filter and takes the replacement or the changed material in the catheter and performs tests and renders their independent opinion that says they are essentially equivalent.

MS Koly: Pardon me?

Colleen: You have it all.

MS Koly: We do have the approved filter but once we find an alternate we will have to go through that process. And we have not yet identified an alternate.

Colleen: And then my other question was, is there any plans to do any of the trials internationally at this point? I didn’t see that in the pipeline.

MS Koly: Excellent question. Yes, we would like very much to do trials internationally. If you’ve been a shareholder for a while, you would probably know that we had a trial ongoing in Australia, Sydney, Australia. And finally we had to close down the study, because recruitment of patients was not forthcoming, and two, much more serious, protocol violations. And this is something that the company cannot stand for, because the FDA doesn’t care who is in violation. It just says Delcath, you tolerated that violations and you didn’t do anything about it. You are supposed to monitor the sites. So it is for those reasons that, and to us that indicates some of the difficulty of having a clinical study overseas, very far, even though there are international CROs, clinical research organizations, that monitor the studies there. And so yes we are very interested in getting centers overseas, and would consider it at anytime.

Colleen: Thank you.

MS Koly: Thank you for the question…Yes sir?

Unidentified Male: When you’re working with the NCI, do they monitor the study so that you won’t have to do that? Is that one of the benefits?

MS Koly: Once again, excellent question, because it is business-related. The NCI has right now working with them a CRO, clinical research organization, alright. That clinical research organization would coordinate with the centers that the NCI agrees on. And the NCI wants to see all the results from the various centers if they are coordinated or lead centers. Do you follow me? So yes there is a CRO, it is always independent from us. Delcath engages the CRO and pays the CRO, and then we are out, because it is their reputation on the line. And so they interface with the NCI and they are interfacing with them right now. Like we are hiring a Stamford CRO, to protect us from that Doxorubicin, to be, uhh, Seymour can you address this in more medical terms please? It is very important.

Dr. Fein: As a coordinating or lead study center, the NCI will have a more active supervisory role than is typical for any one center in a multi center trial. But Delcath is the legal sponsor of the study, under the IND filed with the FDA. And so Delcath is responsible for arranging for appropriate long-term medical monitoring, project management monitoring, periodical deal monitoring, of all the study centers participating in any trials filed with the Delcath system. And that is required by FDA under good clinical practices, and that has been done. And in this case the NCI can give some help, but it doesn’t substitute for the responsibilities of Delcath under this agreement.

MS Koly: Thank you Dr. Fein. Do you have a question sir, could you please step up to the mic?

David Cooper: My name is David Cooper and I am a shareholder. Question, what percentage does Mr. Ladd have to have to be deemed the winner?

MS Koly: Mr. Ladd must receive 50% of the outstanding shares as of July 27th, plus one share. Which means a simple majority.

David Cooper: Now I know he had made accusations that the Board recently made amendments, in the accusation that if he takes over that the Board is going to have some golden parachute. Is there any?

MS Koly: I am not going to dispute the word “golden” parachute, but there is an arrangement which was disclosed in 2004 in the proxy for 2004. And has been disclosed in every proxy since then in the event of any change of control. Mr. Ladd said is that there was an alteration to that agreement that was disclosed very recently and that is not a fact. There has never been a change in the body of that agreement since 2004, and yes there is an agreement okay.

David Cooper: One other question. If Mr. Ladd loses.

MS Koly: Yes.

David Cooper: What is going to be done with his, is there going to be some sort of deal cut out that he gets paid a certain amount of money? I mean obviously if he loses, is there going to be any type of agreement or is the company going to have somebody buy his shares back?

MS Koly: No, there is no such agreement in any way shape or form even remotely that the company would buy his shares or green mail or do something like Mr. Ichan sometimes does, and it is known to all of us, that sometimes companies, for him to go away, buy him out. No, but if Mr. Ladd does not prevail, does the company plan to ignore him? Absolutely not. How can I ignore a shareholder that has over 2 million shares? On the contrary, you know, I will reach out to him, and as I said recently, I want him on my side and not against me. And really, he should feel the same. He should look beyond his side and not against me because that is how you can work and get this company to where it should be. Thank you for the question.

Todd Fromer: Do we have any other questions from the audience here? Okay, I think we are done. MS before you make your closing comments I just want to make sure that everyone has the proper telephone number for KCSA. If there are other questions out there, hopefully they will be questions about Delcath and the device and the future of the company and not what we have been hearing on a daily basis, which is questions regarding the Laddcap vs. Delcath situation. But in any event the number to call for KCSA is 212-682-6300 and you can ask for either Todd From or Garth Russell either one of us will be available to take your calls. In addition, with regards to MacKenzie, I know that at the beginning of this meeting someone asked about a gold card and I think it is important that number be available to everyone. I know it is in the filings but to make it easier for everyone, the number for Mackenzie is 800-322-2885 and there is an alternate number here, 212-929-5500. With that I will turn the floor back over to MS Koly for whatever closing comments you have.

MS Koly: Again at KCSA the names are Todd Fromer, F-R-O-M-E-R, or Garth Russell and at MacKenzie they can provide a gold card if you need a gold card. Well, I don’t know how to end this other that to say that I really really and sincerely appreciate that you all took the time from your busy schedules, and to come here. And put me on the hot seat. This has been my life, the company, it’s not a job. I want to see it marketed, I want to see it approved, and I want to be able to save patients lives. Not as a cure but to extend their life, and good quality of life until there is a final cure for cancer. Maybe I won’t see it in my lifetime but that’s the step in the right direction. You see a way clear, to continue to support us and of course for the company. This is a step for a Stamford, Connecticut based company, I live in Connecticut, I lived here 33 years, My son goes to Quinnipiac University, a university in Connecticut, we are long-time residents and committed to this area. And KCSA our PR firm and they will respond to all questions. Mackenzie have been soliciting proxies for us. And we use local firms as often as we can, and the Stamford Advocate has been following very carefully the developments and we appreciate their interests. And Unterberg Towbin has invited us to present in New York, it’s a very very important and significant conference and I hope to be there. Thank you very much.

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